LOAN AGREEMENT

for a loan in the amount of

$7,000,000

MADE BY AND BETWEEN

INTERMOUNTAIN COMMUNITY BANCORP,
as Borrower

AND
NEXBANK SSB,
2515 McKinney Avenue, Suite 1100,
Dallas, Texas 75201,
as Lender

Dated as of November 19, 2013

LOAN AGREEMENT

THIS LOAN AGREEMENT (“Agreement”) is made as of November 19, 2013 (the “Effective Date”), by and between Intermountain Community Bancorp, an Idaho corporation (“Borrower”) and NEXBANK SSB, a Texas savings bank, its successors and assigns (“Lender”).

W I T N E S S E T H:

RECITALS

WHEREAS, Borrower has applied to Lender for a term loan in the amount of $7,000,000 (the “Loan”), and Lender is willing to make the Loan on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE I
INCORPORATION OF RECITALS AND EXHIBITS

1.1 Incorporation of Recitals.

The foregoing preambles and all other recitals set forth herein are made a part hereof by this reference.

1.2 Incorporation of Exhibits.

Exhibit A to this Agreement, attached hereto is incorporated in this Agreement and expressly made a part hereof by this reference.

ARTICLE II DEFINITIONS

2.1 Defined Terms.

The following terms as used herein shall have the following meanings:

Affiliate: With respect to a specified person or entity, any individual, partnership, corporation, limited liability company, trust, unincorporated organization, association or other entity which, directly or indirectly, through one or more intermediaries, Controls or is Controlled by or is under common control with such person or entity, including, without limitation, any general or limited partnership in which such person or entity is a partner.

Agreement: As such term is defined in the Preamble.

Allowance for Loan and Lease Losses: As defined in accordance with the then-current regulations of the applicable Bank Regulatory Authority and as reported by any Person on the Regulatory Capital Schedule of their respective Call Report applicable to such period.

Applicable Rate: As such term is defined in Section 5.1(a).

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Authorized Representative: The person appointed as the Authorized Representative pursuant to Section 17.3.

Authorized Warrants: Those warrants with an issue date of January 23, 2012, to purchase shares of Borrower’s non-voting common stock.

Average Total Assets: As defined in accordance with the then-current regulations of the applicable Bank Regulatory Authority and as reported by any Person on the Regulatory Capital Schedule of any their respective Call Report applicable to such period.

Bank: Panhandle State Bank, a wholly owned subsidiary of Borrower, the deposits of which are insured by the FDIC pursuant to the FDIA.

Bank Regulatory Authority: Idaho Department of Finance, the Oregon Department of Consumer and Business Services, the Washington Department of Financial Institutions, the FDIC, the Board of Governors of the Federal Reserve System, OFAC and all other relevant regulatory authorities (including, without limitation, relevant state bank regulatory authorities).

Bankers Blanket Bond: A fidelity bond or insurance policy providing coverage for losses resulting from criminal activities and other actions of employees, officers or directors of the Bank.

Bankruptcy Code: Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto or any other present or future bankruptcy or insolvency statute.

Borrower: As such term is defined in the Preamble.

Business Day: A day of the year on which banks are not required or authorized to close in Dallas, Texas.

Call Report: For the Bank, the “Consolidated Reports of Condition and Income” (FFIEC Form 041 or other applicable form), or any successor form promulgated by the FFIEC.

Capital Expenditure: With respect to any Person, any expenditure by such Person for (a) an asset which will be used in a year or years subsequent to the year in which the expenditure is made and which asset is properly classified in relevant financial statements of such Person as equipment, real property, a fixed asset or a similar type of capitalized asset in accordance with GAAP or (b) an asset relating to or acquired in connection with an acquired business, and any and all acquisition costs related to clause (a) or (b) above.

Capital Lease Obligations: With respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

Change of Control: (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of Beneficial Ownership (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended) of 20% or more of the voting interests in the Equity Interests of Borrower (or any one of its successors, or any Subsidiary of Borrower or any of its successors, (b) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Borrower cease to be occupied by Persons who were members of the board of directors of Borrower on the Effective Date (the “Incumbent Board”); provided that if the election, or nomination for

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election by holders of Borrower’s common stock, of any new director was approved by a vote of at least a majority of the Incumbent Board, such new director shall be considered as a member of the Incumbent Board, or (c) Borrower shall cease to beneficially own and control 100% on a fully diluted basis of the economic and voting interests in the Equity Interests of the Bank.

Classified Assets: An asset classified as “Substandard,” “Doubtful,” “Loss” or a similar category in accordance with the then-current regulations of the applicable Bank Regulatory Authority.

Classified Assets to Tier 1 Capital Ratio: With respect to any Person, the ratio (expressed as a percentage) as of the last day of any fiscal quarter of (a) Classified Assets of such Person to (b) (i) Tier 1 Capital of such Person, plus (ii) Allowance for Loan and Lease Losses.

Collateral: Collectively, all of the property (including Equity Interests) in which Liens are purported to be granted pursuant to the Security Documents as security for the Obligations.

Constituent Documents: (a) in the case of a corporation, its articles or certificate of incorporation and bylaws; (b) in the case of a general partnership, its partnership agreement; (c) in the case of a limited partnership, its certificate of limited partnership and partnership agreement; (d) in the case of a trust, its trust agreement; (e) in the case of a joint venture, its joint venture agreement; (f) in the case of a limited liability company, its articles of organization, operating agreement, regulations and/or other organizational and governance documents and agreements; and (g) in the case of any other entity, its organizational and governance documents and agreements.

Control: As such term is used with respect to any person or entity, including the correlative meanings of the terms “controlled by” and “under common control with”, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such person or entity, whether through the ownership of voting securities, by contract or otherwise.

Debt Service: For Borrower for any period, the sum of all regularly scheduled principal payments and all Interest Expense that are paid or payable during such period in respect of all Indebtedness of Borrower (other than scheduled payments of principal on Indebtedness which pay such Indebtedness in full, but only to the extent such final payment is greater than the scheduled principal payment immediately preceding such final payment).
Default or default: Any event, circumstance or condition, which, if it were to continue uncured, would, with notice or lapse of time or both, constitute an Event of Default hereunder.

Default Rate: A rate per annum equal to three percentage points (300 basis points) in excess of the Applicable Rate, but which shall not at any time exceed the Maximum Lawful Rate.

EBIT: For any period, Net Income of Bank for such period, plus, without duplication and to the extent deducted in calculating Net Income for such period, the sum of (a) Interest Expense for such period, and (b) Taxes paid in cash during such period.

Effective Date: As defined in the Preamble.

Environmental Proceedings: Any environmental proceedings, whether civil (including actions by private parties), criminal, or administrative proceedings, relating to Borrower.

Equity Interests: Shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

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ERISA: The Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder from time to time.

Event of Default: As such term is defined in Article XV.

FDIA: The Federal Deposit Insurance Act of 1933, as amended from time to time, and the regulations promulgated pursuant thereto.

FDIC: The Federal Deposit Insurance Corporation, or any successor Governmental Authority then performing the same or substantially similar duties.

Federal Funds Rate: For any day, a fluctuating rate of interest equal to the Federal Funds Rate as published in the “Money Rates” section of The Wall Street Journal. Any change in the rate will take effect on the effective date as indicated in The Wall Street Journal. Interest will accrue on any non-Business Day at the rate in effect on the immediately preceding Business Day.

Federal Reserve Bank: The Federal Reserve Bank or the Federal Reserve System, or any successor Governmental Authority then performing the same or substantially similar duties.

FFIEC: The Federal Financial Institutions Examination Council, or any successor Governmental Authority then performing the same or substantially similar duties.

Fixed Charge Coverage Ratio: With respect to Borrower, the ratio as of the last day of any fiscal quarter of (a) EBIT, to (b) Fixed Charges, all for the four fiscal quarter period ending on such date.

Fixed Charges: For any period, the sum, without duplication, of the amounts determined for Borrower equal to (a) Interest Expense, (b) scheduled payments of principal on Total Debt, (c) Capital Expenditures, and (d) the portion of Taxes based on income actually paid in cash and provisions for cash income Taxes.

GAAP: Generally accepted accounting principles in the United States of America.

Governmental Approvals: All authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

Governmental Authority: Any nation or government, any state, province or territory or other political subdivision thereof, any governmental agency (including any Bank Regulatory Authority), department, authority, instrumentality, regulatory body, court, central bank or other governmental entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization exercising such functions (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

Guarantee: Any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other

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obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

Including or including: Including but not limited to.

Indebtedness: Without duplication, with respect to any Person (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

Intangible Assets: As defined in accordance with the then-current regulations of the applicable Bank Regulatory Authority.

Interest Expense: For any period, total interest expense of Borrower (including that portion attributable to Capital Lease Obligations), premium payments, debt discount, fees and related expenses with respect to all outstanding Indebtedness of Borrower

Internal Revenue Code: The Internal Revenue Code of 1986, as amended from time to time.

Late Charge: As such term is defined in Section 4.5.

Laws: Collectively, all federal, state and local laws, statutes, codes, ordinances, orders, rules and regulations, including judicial opinions or precedential authority in the applicable jurisdiction.

Lender: As defined in the opening paragraph of this Agreement, and including any successor holder of the Loan from time to time.

Leverage Ratio: With respect to any Person, the ratio (expressed as a percentage) as of the last day of any fiscal quarter of (a) Tier 1 Capital of such Person to (b) Average Total Assets of such Person.

LIBOR: With respect to any LIBOR Reset Period, the rate of interest at which deposits in U.S. dollars are offered to major banks in the London interbank market for a ninety (90) day period on the day that is two (2) LIBOR Business Days prior to the commencement of such LIBOR Reset Period, based on information presented

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by any interest rate reporting service of recognized standing selected by Lender, or if Lender determines that no interest rate reporting service has presented such information, the rate of interest at which deposits in U. S. dollars are offered to major banks in the London interbank market for a ninety (90) day period on the day that is two (2) LIBOR Business Days prior to the commencement of such LIBOR Reset Period by any bank reasonably selected by Lender. Under the terms of this Agreement, the applicable “LIBOR” rate is used by Lender as a reference rate. The use of ninety (90) day LIBOR as a reference rate does not mean the Borrower will actually pay interest on the Loan pursuant to a ninety (90) day contract or any other interest rate contract. Instead, the effective interest rate under this Agreement will adjust at the beginning of each LIBOR Reset Period.
LIBOR Business Day: A Business Day on which commercial banks are open for dealings in U.S. dollar deposits in the London interbank market.
LIBOR Reset Period: (i) as to the calendar month in which the Effective Date occurs, the period commencing on the Effective Date and ending on the last calendar day of such month and (ii) as to any month thereafter, the period commencing on the first calendar day of the month immediately following the end of the prior LIBOR Reset Period, and ending on the earlier of (a) the last calendar day of the month during which the Loan was made or most recently continued and (b) the Maturity Date.

Lien: With respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

Loan: As defined in Recital A.

Loan Amount: The maximum amount of the Loan as set forth in Section 4.1(a).

Loan Documents: The collective reference to this Agreement, the documents and instruments listed in Section 4.2, and all the other documents and instruments entered into from time to time, evidencing or securing the Obligations or any obligation of payment thereof or performance of Borrower’s obligations in connection with the transaction contemplated hereunder, each as amended.

Loan Opening Date: The date of the initial disbursement of proceeds of the Loan.

Marketable Securities: Collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof, (b) marketable direct obligations issued by any of the United States or any municipality thereof and currently having a rating of (i) AA or higher issued by S&P and (ii) Aa2 or higher issued by Moody’s, and (c) corporate bonds and issuances and currently having a rating of (i) AA or higher issued by S&P and (ii) Aa2 or higher issued by Moody’s.

Material Adverse Change or material adverse change: If, in Lender’s reasonable discretion, the business prospects, operations or financial condition of a person, entity or property has changed in a manner which could impair the value of Lender’s security for the Obligations, prevent timely repayment of the Obligations or otherwise prevent the applicable person or entity from timely performing any of its material obligations under the Loan Documents.

Maturity Date: November 19, 2018.

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Maximum Lawful Rate: As such term in defined in Section 5.3.

Moody’s: Moody’s Investors Service, Inc. and any successor thereto.

Net Income: For any period, the net income of Bank determined in accordance with GAAP.

Non-Performing Assets to Net Capital Ratio: With respect to any Person, the ratio (expressed as a percentage) as of the last day of any fiscal quarter of (a) (i) Total Non-Accrual Loans of such Person, plus (ii) Restructured Loans, plus (iii) Nonaccrual Debt Securities and Other Assets, plus (iv) Other Real Estate Owned of such Person to (b) (i) Total Capital of such Person, plus (ii) unrealized losses (gains) on securities for such Person, plus (iii) Allowance for Loan and Lease Losses of such Person, minus (iv) Intangible Assets of such Person.

Nonaccrual Debt Securities and Other Assets: Debt securities and other assets that are categorized as in “nonaccrual” status on a Person’s applicable Call Report.

Note: A promissory note, in the Loan Amount, executed by Borrower and payable to the order of Lender, evidencing the Loan.

Note Rate: A rate per annum equal to the sum of (a) LIBOR for the then-current LIBOR Reset Period plus (b) 400 basis points (4.0%).

Obligations: All obligations, indebtedness, and liabilities of Borrower to Lender or any Affiliate of Lender, or both, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligations, indebtedness, and liabilities under this Agreement, the other Loan Documents, any cash management or treasury services agreements and all interest accruing thereon (whether a claim for post-filing or post-petition interest is allowed in any bankruptcy, insolvency, reorganization or similar proceeding) and all attorneys’ fees and other expenses incurred in the enforcement or collection thereof.

OFAC: As defined in Section 3.1(u).

Open the Loan, Opening of the Loan or Loan Opening: The disbursement of Loan proceeds.

Other Real Estate Owned: As defined in accordance with the then-current regulations of the applicable Bank Regulatory Authority.

Payment Date: The first day of each and every calendar month during the term of the Note.

Permitted Investments: Each of the following:

(a)loans made in the ordinary course of business (including liquidity support to broker-dealer Subsidiaries);

(b)    direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

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(c) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(d) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than
$500,000,000;

(e) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (b) above; and

(f) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least
$5,000,000,000.

Permitted Liens: Each of the following:

(a)    Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 10.3;

(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in good faith by appropriate proceedings and which could not reasonably be expected to cause a Material Adverse Change;

(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)    deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)    judgment liens in respect of judgments that do not constitute an Event of Default under clause (f) of Article XV; and

(f)    easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower;

provided that the term “Permitted Liens” shall not include any Lien securing Indebtedness.

Permitted Tax Distributions: With respect to any Person, any dividend or distribution to any holder of such Person’s stock or other equity interests to permit such holders to pay federal income taxes and all relevant state and local income taxes at a rate equal to the highest marginal applicable tax rate for the applicable tax year,

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however denominated (together with any interest, penalties, additions to tax, or additional amounts with respect thereto) imposed as a result of taxable income attributed to such holder as a partner of such Person under federal, state, and local income tax laws, determined on a basis that combines those liabilities arising out of the net effect of the income, gains, deductions, losses, and credits of such Person and attributable to it in proportion and to the extent in which such holders hold stock or other equity interests of such Person.

Person: Any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, bank, Governmental Authority or other entity.

Restricted Payment: (a) Any dividend or other distribution (whether in cash or other property) with respect to any Equity Interests in the Borrower, (b) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Bank, (c) any payment (whether in cash or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower or Bank, or (d) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Bank or any option, warrant or other right to acquire any such Equity Interests in the Bank; provided, however, that none of the following shall constitute a Restricted Payment: (i) dividends comprised of Borrower’s Equity Interests; (ii) cash dividends to Borrower with respect to any Equity Interests in the Bank, and (iii) cash dividends or cash payments on account of the repurchase, redemption, retirement, acquisition, cancellation or termination of Borrower’s Equity Interests (or options, warrants or other rights to acquire such Equity Interests), in each case so long as such dividend or payment is not reasonably expected to cause Borrower to breach its financial covenants set forth in Sections 11.9 through 11.14 of this Agreement.

Restructured Loans: Loans that are categorized as “restructured” on a Person’s applicable Call Report.

Risk-Based Capital Guidelines: (a) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, (b) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (c) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, regardless of the date enacted, adopted or issued.

S&P: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

Sanctioned Entity: (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a person resident in, a country that is subject to a sanctions program identified on the list maintained by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time as such program may be applicable to such agency, organization or person.

Sanctioned Person: A person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn/index.html, or as otherwise published from time to time.

Security Agreement: The Security Agreement to be executed by Borrower in form and substance satisfactory to Lender, as it may be amended, restated, supplemented or otherwise modified from time to time.

Security Documents: The Security Agreement and all other instruments, documents and agreements delivered by or on behalf of Borrower pursuant to this Agreement or any of the other Loan Documents in order to grant

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to, or perfect in favor of, Lender, a Lien on any real, personal or mixed property of Borrower as security for the Obligations.

Subordinated Indebtedness: Any Indebtedness of any Borrower (other than the Loan) that has been subordinated to the Obligations by written agreement, in form and content satisfactory to Lender and which has been approved in writing by Lender as constituting Subordinated Indebtedness for purposes of this Agreement.

Subsidiary: (a) any corporation of which at least a majority of the outstanding shares of stock having by the terms thereof ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether or not at the time stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by Borrower or one or more of other Subsidiaries or by Borrower and one or more of such Subsidiaries, and (b) any other entity (i) of which at least a majority of the ownership, equity or voting interest is at the time directly or indirectly owned or controlled by one or more of Borrower and other Subsidiaries and (ii) which is treated as a subsidiary in accordance with GAAP.

Swap Agreement: Any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Borrower shall be a Swap Agreement.

TARP Warrant: The warrants with an issue date of December 19, 2008 to purchase 653,226 shares of Borrower’s common stock.

Taxes: Any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

Tier 1 Capital: As defined in accordance with the then-current regulations of the applicable Bank Regulatory Authority.

Tier 2 Capital: As defined in accordance with the then-current regulations of the applicable Bank Regulatory Authority.

Total Capital: As defined in accordance with the then-current regulations of the applicable Bank Regulatory Authority.

Total Debt: As at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Borrower in accordance with GAAP.

Total Non-Accrual Loans: Total value of the loans held by any Person, which loans are classified as non-accrual in accordance with the then-current regulations of the applicable Bank Regulatory Authority and/or Call Report instructions, or which loan meets any of the following conditions: (a) it is maintained on a cash basis because the borrower’s financial condition has deteriorated, (b) payment in full of principal or interest is not expected, or (c) principal or interest has been in default for a period of ninety (90) days or more (unless the loan is both well secured and in the process of collection).

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Total Risk-Based Capital Ratio: With respect to any Person, the ratio (expressed as a percentage) as of the last day of any fiscal quarter of (a) (i) Tier 1 Capital of such Person, plus (ii) Tier 2 Capital of such Person, to (b) Total Risk-Weighted Assets of such Person.

Total Risk-Weighted Assets: As defined in accordance with the then-current regulations of the applicable Bank Regulatory Authority.

2.2 Other Definitional Provisions.

All terms defined in this Agreement shall have the same meanings when used in the Note, any other Loan Documents, or any certificate or other document made or delivered pursuant hereto. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement.

2.3 Accounting Terms.

All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 10.1(a), except as otherwise specifically prescribed herein.  Notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof.

ARTICLE III
BORROWER’S REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties.

To induce Lender to execute this Agreement and perform its obligations hereunder, Borrower hereby represents and warrants to Lender that, except as disclosed to Lender prior to the Effective Date in writing:

(a)     No litigation or proceedings are pending, or to the best of Borrower’s knowledge threatened, against Borrower or its Subsidiaries, which could, if adversely determined, cause a Material Adverse Change with respect to Borrower or its Subsidiaries. There are no pending Environmental Proceedings and Borrower has no knowledge of any threatened Environmental Proceedings or any facts or circumstances which may give rise to any future Environmental Proceedings.

(b)    Borrower is a duly organized and validly existing corporation and has full power and authority to execute, deliver and perform all Loan Documents to which Borrower is a party, and such execution, delivery and performance have been duly authorized by all requisite action on the part of Borrower. Each Loan Document to which Borrower is a party has been duly executed and delivered by Borrower and is the legally valid and binding obligation of Borrower, enforceable against Borrower in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

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(c) No consent, approval or authorization of or declaration, registration or filing with any Governmental Authority or nongovernmental person or entity, including any creditor, partner, or member of Borrower or its Subsidiaries, is required in connection with the execution, delivery and performance of this Agreement or any of the Loan Documents other than the filing of UCC-1 financing statements, except for such consents, approvals or authorizations of or declarations or filings with any Governmental Authority or non-governmental person or entity where the failure to so obtain would not have an adverse effect on Borrower or its Subsidiaries or which have been obtained as of any date on which this representation is made or remade. The Borrower and each Subsidiary of Borrower (i) has all Governmental Approvals required by any applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other material Laws relating to it or any of its respective properties and (iii) has timely filed all material reports, documents and other materials required to be filed by it under all applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under applicable Law except in each case (i), (ii) or (iii) where the failure to have, comply or file could not reasonably be expected to have a Material Adverse Change.

(d) The execution, delivery and performance of this Agreement, the execution and payment of the Note and the granting of the security interests under the Security Documents have not constituted and will not constitute, upon the giving of notice or lapse of time or both, a breach or default under any other agreement to which Borrower or its Subsidiaries is a party or may be bound or affected, or a violation of any Law or court order.

(e) Borrower is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, and has received no written notice of non-compliance, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change. Borrower has received all permits and licenses issued by any Governmental Authority as are necessary for the conduct of its business.

(f) There is no default under this Agreement or any of the other Loan Documents, nor any condition which, after notice or the passage of time or both, would constitute a default or an Event of Default under said documents.

(g) No brokerage fees or commissions are payable by or to any person in connection with this Agreement or the Loan to be disbursed hereunder.

(h) All financial statements and other information previously furnished by Borrower or its Subsidiaries to Lender in connection with the Loan are true, complete and correct and fairly present the financial condition of the subjects thereof as of the respective dates thereof and do not fail to state any material fact necessary to make such statements or information not misleading, and no Material Adverse Change with respect to Borrower or its Subsidiaries has occurred since the respective dates of such statements and information. None of Borrower or its Subsidiaries has any Indebtedness or other material liability, contingent or otherwise, not disclosed in such financial statements.

(i) Borrower has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes. Except as permitted by this Agreement, all such property is free and clear of Liens.

(j) Reserved.

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(k) Borrower owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.

(l) The Loan is not being made for the purpose of purchasing or carrying “margin stock” within the meaning of Regulation T, U or X issued by the Board of Governors of the Federal Reserve System.

(m) Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

(n) Borrower has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Change.

(o) Borrower is not a party in interest to any plan defined or regulated under ERISA, and the assets of Borrower are not “plan assets” of any employee benefit plan covered by ERISA or Section 4975 of the Internal Revenue Code.

(p) Borrower has disclosed to Lender all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Change. No reports, financial statements, certificates or other information furnished by or on behalf of Borrower to Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

(q)    Borrower is not a “foreign person” within the meaning of Section 1445 or 7701 of the Internal Revenue Code.

(r)     Borrower uses no trade name other than its actual name set forth herein. The principal place of business of Borrower is as stated in Section 17.16.

(s)    Borrower’s place of formation or organization is the State of Idaho.

(t)     All statements set forth in the Recitals are true and correct.

(u) None of Borrower or its Subsidiaries is (or will be) a person with whom Lender is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (including, those Persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons. In addition, Borrower hereby agrees to provide to the Lender

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with any additional information that the Lender deems necessary from time to time in order to ensure compliance with all applicable Laws concerning money laundering and similar activities. None of the Borrower, any Subsidiary of the Borrower or any Affiliate of the Borrower: (i) is a Sanctioned Person, (ii) has more than ten percent (10%) of its assets in Sanctioned Entities, or (iii) derives more than ten percent (10%) of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  The proceeds of any Loan will not be used and have not been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

3.2 Survival of Representations and Warranties.

Borrower agrees that all of the representations and warranties set forth in Section 3.1 and elsewhere in this Agreement are true as of the date hereof, will be true at the Loan Opening and, except for matters which have been disclosed by Borrower and approved by Lender in writing, at all times thereafter.

ARTICLE IV
LOAN AND LOAN DOCUMENTS

4.1 Agreement to Borrow and Lend; Lender’s Obligation to Disburse.

Subject to the terms, provisions and conditions of this Agreement and the other Loan Documents, Borrower agrees to borrow from Lender and Lender agrees to lend to Borrower the Loan, for the purposes and subject to all of the terms, provisions and conditions contained in this Agreement.

(a)    The maximum aggregate amount of the Loan shall not exceed $7,000,000 (the “Loan Amount”). No principal amount repaid may be reborrowed.

(b) Lender agrees, upon Borrower’s compliance with and satisfaction of all conditions precedent to the Loan Opening and provided no Material Adverse Change has occurred with respect to Borrower or its Subsidiaries and no Default or Event of Default has occurred and is continuing hereunder, to Open the Loan.

(c) To the extent that Lender may have acquiesced in noncompliance with any conditions precedent to the Opening of the Loan, such acquiescence shall not constitute a waiver by Lender, and Lender may at any time after such acquiescence require Borrower to comply with all such requirements.

4.2 Loan Documents.

Borrower agrees that it will, on or before the Loan Opening Date, execute and deliver or cause to be executed and delivered to Lender the following documents in form and substance acceptable to Lender:

(a)    The Note.

(b)    Each Security Document.

(c) Such UCC financing statements as Lender determines are advisable or necessary to perfect or notify third parties of the security interests intended to be created by the Loan Documents.

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(d) Such other documents, instruments or certificates as Lender and its counsel may reasonably require, including such documents as Lender in its sole discretion deems necessary or appropriate to effectuate the terms and conditions of this Agreement and the Loan Documents, and to comply with the Laws.

4.3 Term of the Loan.

All principal, interest and other sums due under the Loan Documents shall be due and payable in full on the Maturity Date.

4.4 Prepayments.

Borrower shall have the right to make prepayments of the Loan, in whole or in part, upon not less than seven (7) days’ prior written notice to Lender without any fee or penalty being imposed or due in connection with such prepayment. No prepayment of all or part of the Loan shall be permitted unless same is made together with the payment of all interest accrued on the Loan through the date of prepayment.

4.5 Late Charge.

Any and all amounts due hereunder or under the other Loan Documents which remain unpaid on the tenth (10th) day after the date said amount was due and payable shall incur a fee (the “Late Charge”) of five percent (5%) per annum of said amount, which payment shall be in addition to all of Lender’s other rights and remedies under the Loan Documents, provided that no Late Charge shall apply to the final payment of principal on the Maturity Date. Nothing in this Section shall be deemed a cure period for the purpose of determining the occurrence of an Event of Default.

ARTICLE V INTEREST

5.1 Interest Rate.

(a)    Subject to Section 5.3, the Loan will bear interest at the Note Rate (the “Applicable Rate”), unless the Default Rate is applicable.

(b)    Interest at the Applicable Rate (or Default Rate) shall be calculated for the actual number of days elapsed on the basis of a 360-day year, including the first date of the applicable period to, but not including, the date of repayment.

(c)    The Loan shall bear interest at the Default Rate at any time at which an Event of Default shall exist.

5.2 Required Principal and Interest Payments.

Commencing on December 1, 2013 and continuing on each Payment Date thereafter, installments of principal in the amount of $58,333.33 and accrued interest thereon shall be due and payable on each Payment Date. The outstanding principal balance of the Loan and any and all accrued but unpaid interest hereon shall be due and payable in full on the Maturity Date or upon the earlier maturity hereof, whether by acceleration or otherwise. All payments (whether of principal or of interest) shall be deemed credited to Borrower’s account only if received by 2:00 p.m. Dallas time on a Business Day; otherwise, such payment shall be deemed received on the next Business Day.

5.3 Maximum Lawful Rate.

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It is the intent of Borrower and Lender to conform to and contract in strict compliance with applicable usury law from time to time in effect. In no way, nor in any event or contingency (including but not limited to prepayment, default, demand for payment, or acceleration of the maturity of any obligation), shall the rate of interest taken, reserved, contacted for, charged or received under this Agreement and the other Loan Documents exceed the highest lawful interest rate permitted under applicable law (the “Maximum Lawful Rate”). If Lender shall ever receive anything of value which is characterized as interest under applicable law and which would apart from this provision be in excess of the Maximum Lawful Rate, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the principal amount owing on the Loan in the inverse order of its maturity and not to the payment of interest, or refunded to the Borrower or the other payor thereof if and to the extent such amount which would have been excessive exceeds such unpaid principal. All interest paid or agreed to be paid to the holder hereof shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension) of the Loan so that the amount of interest on account of such obligation does not exceed the Maximum Lawful Rate. As used in this Section, the term “applicable law” shall mean the laws of the State of Texas or the federal laws of the United States, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

ARTICLE VI
COSTS OF MAINTAINING LOAN

6.1 Increased Costs and Capital Adequacy.

(a) Borrower recognizes that the cost to Lender of maintaining the Loan or any portion thereof may fluctuate and, Borrower agrees to pay Lender additional amounts to compensate Lender for any increase in its actual costs incurred in maintaining the Loan or any portion thereof outstanding or for the reduction of any amounts received or receivable from Borrower as a result of any change after the date hereof in any applicable Law, regulation or treaty (including any Risk-Based Capital Guideline), or in the interpretation or administration thereof, or by any domestic or foreign court, (i) changing the basis of taxation of payments under this Agreement to Lender (other than Taxes imposed on all or any portion of the overall net income or receipts of Lender), or (ii) imposing, modifying or applying any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, credit extended by, or any other acquisition of funds for loans by Lender (which includes the Loan or any applicable portion thereof), or (iii) imposing on Lender any other condition affecting the Loan, provided that the result of the foregoing is to increase the cost to Lender of maintaining the Loan or any portion thereof or to reduce the amount of any sum received or receivable from Borrower by Lender under the Loan Documents.

(b) If the application of any Law, rule, regulation or guideline adopted or arising out of the Basel Committee on Banking Regulations and Supervisory Practices entitled “International Convergence of Capital Measurement and Capital Standards”, or the adoption after the date hereof of any other Law, rule, regulation or guideline regarding capital adequacy, or any change after the date hereof in any of the foregoing, or in the interpretation or administration thereof by any domestic or foreign Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by Lender, with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has the effect of reducing the rate of return on Lender’s capital to a level below that which Lender would have achieved but for such application, adoption, change or compliance (taking into consideration the policies of Lender with respect to capital adequacy), then, from time to time Borrower shall pay to Lender such additional amounts as will compensate Lender for such reduction with respect to any portion of the Loan outstanding.

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(c) Any amount payable by Borrower under subsection (a) or subsection (b) of this Section 6.1 shall be paid within five (5) days of receipt by Borrower of a certificate signed by an authorized officer of Lender setting forth the amount due and the basis for the determination of such amount, which statement shall be conclusive and binding upon Borrower, absent manifest error. Failure on the part of Lender to demand payment from Borrower for any such amount attributable to any particular period shall not constitute a waiver of Lender’s right to demand payment of such amount for any subsequent or prior period. Lender shall use reasonable efforts to deliver to Borrower prompt notice of any event described in subsection (a) or (b) above, of the amount of the reserve and capital adequacy payments resulting therefrom and the reasons therefor and of the basis of calculation of such amount; provided, however, that any failure by Lender to so notify Borrower shall not affect Borrower’s obligation to pay the reserve and capital adequacy payment resulting therefrom.

6.2 Borrower Withholding.

If by reason of a change in any applicable Laws occurring after the date hereof, Borrower is required by Law to make any deduction or withholding in respect of any Taxes (other than Taxes imposed on or measured by the net income of Lender or any franchise Tax imposed on Lender), duties or other charges from any payment due under the Note, then to the maximum extent permitted by Law, the sum due from Borrower in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, Lender receives and retains a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made.

ARTICLE VII
LOAN EXPENSE AND ADVANCES

7.1 Loan and Administration Expenses.

Borrower unconditionally agrees to pay all costs and expenses incurred by Lender in connection with the Loan, including all amounts payable pursuant to Sections 7.2 and 7.3 and any and all other fees owing to Lender pursuant to the Loan Documents or any separate fee agreement, and also including, without limiting the generality of the foregoing, all recording, filing and registration fees and charges, mortgage or documentary taxes, all insurance premiums, survey fees and charges, cost of certified copies of instruments, cost of premiums on surety company bonds, all appraisal fees, insurance consultant’s fees, environmental consultant’s fees, travel related expenses and all costs and expenses incurred by Lender in connection with the determination of whether or not Borrower has performed the obligations undertaken by Borrower hereunder or has satisfied any conditions precedent to the obligations of Lender hereunder and, if any default or Event of Default occurs hereunder or under any of the Loan Documents or if the Loan or Note or any portion thereof is not paid in full when and as due, all costs and expenses of Lender (including, without limitation, court costs and counsel’s fees and disbursements and fees and costs of paralegals) incurred in attempting to enforce payment of the Loan and expenses of Lender incurred (including court costs and counsel’s fees and disbursements and fees and costs of paralegals) in attempting to realize, while a default or Event of Default exists, on any security or incurred in connection with the sale or disposition (or preparation for sale or disposition) of any security for the Loan. Whenever Borrower is obligated to pay or reimburse Lender for any attorneys’ or paralegals’ fees, those fees shall include the reasonable allocated costs for services of in-house counsel.

7.2 Lender’s Attorneys’ Fees and Disbursements.

Borrower agrees to pay Lender’s attorney fees and disbursements incurred in connection with the Obligations, including (i) the preparation and negotiation of this Agreement and the other Loan Documents and the preparation of the closing binders, (ii) the disbursement, amendment, and administration of the Loan, and (iii) the enforcement of the terms of this Agreement and the other Loan Documents.

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7.3 Time of Payment of Fees and Expenses.

Borrower shall pay all expenses and fees incurred as of the Loan Opening on the Loan Opening Date (unless sooner required herein). At the time of the Opening of the Loan, Lender may pay from the proceeds of the initial disbursement of the Loan all Loan expenses and all fees payable to Lender. Lender may require the payment of outstanding fees and expenses as a condition to any disbursement of the Loan. Lender is hereby authorized, without any specific request or direction by Borrower, to make disbursements from time to time in payment of or to reimburse Lender for all Loan expenses and fees.

7.4 Expenses and Advances Secured by Loan Documents.

Any and all advances or payments made by Lender under this Article VII from time to time, and any amounts expended by Lender pursuant to Article XVI, shall, as and when advanced or incurred, constitute additional indebtedness evidenced by the Note and secured by the Security Documents and the other Loan Documents.

7.5 Right of Lender to Make Advances to Cure Borrower’s Defaults.

In the event that Borrower fails to perform any of Borrower’s covenants, agreements or obligations contained in this Agreement or any of the other Loan Documents (after the expiration of applicable grace periods, except in the event of an emergency or other exigent circumstances), Lender may (but shall not be required to) perform any of such covenants, agreements and obligations, and any amounts expended by Lender in so doing and shall constitute additional indebtedness evidenced by the Note and secured by the Security Documents and the other Loan Documents and shall bear interest at the Default Rate.

ARTICLE VIII
CONDITIONS PRECEDENT TO THE OPENING OF THE LOAN

8.1 Conditions Precedent.

Borrower agrees that Lender’s obligation to open the Loan is conditioned upon Borrower’s delivery, performance and satisfaction of the following conditions precedent in form and substance satisfactory to Lender in its reasonable discretion:

(a) Loan Documents: The Lender shall have received copies of each of the documents set forth in Section 4.2, executed by the Borrower or its Subsidiaries, as the case may be, and recorded, if applicable, each in form and substance satisfactory to the Lender.

(b)      Reserved.

(c) Insurance Policies: Borrower shall have furnished to Lender policies or binders evidencing that insurance coverages are in effect with respect to Borrower, in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

(d) No Litigation: No litigation or proceedings shall be pending or threatened which could or might cause a Material Adverse Change with respect to Borrower or its Subsidiaries;

(e) Legal Opinions: Borrower shall have furnished to Lender an opinion from counsel for Borrower or its Subsidiaries covering due authorization, execution and delivery and enforceability of the Loan

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Documents, and creation and perfection of the security interests granted under the Loan Documents, and also containing such other legal opinions as Lender shall require, in form and substance satisfactory to Lender;

(f) Searches: Borrower shall have furnished to Lender current bankruptcy, federal tax lien and judgment searches and searches of all Uniform Commercial Code financing statements filed in each place UCC Financing Statements are to be filed hereunder, demonstrating the absence of adverse claims;

(g) Financial Statements: Borrower shall have furnished to Lender current annual financial statements of Borrower or its Subsidiaries and such other persons or entities connected with the Loan as Lender may request, each in form and substance and certified by such individual as acceptable to Lender. Borrower and its Subsidiaries shall provide such other additional financial information Lender reasonably requires;

(h)    Pro Forma Projection: Borrower shall have furnished to Lender a Pro Forma Projection covering the succeeding two (2) year period;

(i) Equity Interests of Bank: Borrower shall have delivered to Lender the share certificates, if any, evidencing the Equity Interests of Bank;

(j) Organizational Documents: Borrower shall have furnished to Lender proof satisfactory to Lender of authority, formation, organization and good standing in the state of its incorporation or formation and, if applicable, qualification as a foreign entity in good standing in each other state in which Borrower conducts business. Borrower shall also provide certified resolutions in form and content satisfactory to Lender, authorizing execution, delivery and performance of the Loan Documents, and such other documentation as Lender may reasonably require to evidence the authority of the persons executing the Loan Documents. Borrower shall also have delivered Constituent Documents for Borrower and Bank certified as of a date acceptable to Lender by the appropriate government officials of the state of incorporation or organization of such Borrower and each other Obligated Party. Borrower shall also have delivered a certificate of incumbency certified by an authorized officer or representative certifying the names of the individuals or other Persons authorized to sign this Agreement and each of the other Loan Documents to which Borrower is or is to be a party (including the certificates contemplated herein) on behalf of such Person together with specimen signatures of such individual Persons;

(k)    No Default: There shall be no uncured Default or Event of Default by Borrower hereunder;

(l)    Subordinated Indebtedness: Borrower shall deliver documentation related to all Subordinated Indebtedness satisfactory to Lender.

(m) Additional Documents: Borrower shall have furnished to Lender such other materials, documents, papers or requirements regarding Borrower and its Subsidiaries as Lender shall reasonably request.

ARTICLE IX
RESERVED

ARTICLE X
AFFIRMATIVE COVENANTS

Borrower covenants and agrees as follows:

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10.1    Furnishing Information.

(a)Financial Reports. Borrower shall deliver or cause to be delivered to Lender quarterly financial statements and a duly executed Certificate of Compliance in the form of Exhibit A attached hereto within thirty (30) days after the end of each calendar quarter and an annual financial statement within sixty (60) days after the end of each calendar year. All such financial statements shall be in a format approved in writing by Lender in Lender’s reasonable sole discretion, and all such annual financial statements shall be prepared by a certified public accountant reasonably acceptable to Lender in format acceptable to Lender. Each financial statement shall be certified as true, complete and correct by its preparer and by Borrower or, in the case of each of its Subsidiaries’ financial statements, by the Subsidiary to whom it relates. Borrower shall deliver to Lender with respect to Borrower and its Subsidiaries annual Federal Income Tax Returns within ten (10) days after timely filing. Borrower and its Subsidiaries shall provide such additional financial information as Lender reasonably requires. Borrower shall during regular business hours permit Lender or any of its agents or representatives to have access to and examine all of its books and records. Documents required to be delivered pursuant to this Section 10.1(a) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet or via electronic mail to Lender; provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Lender of the posting of any such document and, promptly upon request by the Lender, provide to the Lender by electronic mail an electronic version (i.e., a soft copy) of any such document specifically requested by the Lender. The Lender shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery.

(b)Call Reports. Borrower shall notify Lender of the filing of the Bank’s Call Reports or other quarterly reports of condition and income furnished to Governmental Authorities within two (2) Business Days of the date on which such reports become publicly available.

(c)FR Y-9LP. Borrower shall notify Lender of the filing of Borrower’s complete form FR Y-9LP as filed with the Federal Reserve Bank in the applicable Federal Reserve District.

(d)Reserved.

(e)Federal Reserve Bank or FDIC.  Borrower shall notify Lender of all other non-confidential reports filed by or on behalf of Borrower or Bank with the Federal Reserve Bank or FDIC within two (2) Business Days of the date on which such reports become publicly available.

(f)Bankers Blanket Bond.  On the next Business Day after the earlier of notice of intention to cancel or cancellation, in whole or in part, of any Bankers Blanket Bond, a copy of the written notice to cancel or cancellation, including a copy of any correspondence received from the underwriter or underwriters of such Bankers Blanket Bond related to such intention to cancel or cancellation.

(g)USA Patriot Act. Promptly upon the request thereof, such other information and documentation required by Bank Regulatory Authorities under applicable “know your customer” and Anti-Money Laundering rules and regulations (including, without limitation, the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended), as from time to time reasonably requested by the Lender.

(h)Notice of Litigation and Other Matters. Prompt (but in no event later than ten (10) days after Borrower obtains knowledge thereof) telephonic and written notice of the commencement of all proceedings by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or

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involving the Borrower or any Subsidiary of Borrower or any of their respective properties, assets or businesses that if adversely determined could reasonably be expected to result in a Material Adverse Change.

(i)Additional Information. Such other information regarding the credit or financial condition of the Borrower or any Subsidiary as the Lender may reasonably request. Nothing in this Agreement shall require Borrower to disclose any information to Lender to the extent prohibited by applicable law or regulation.

10.2 Maintenance of Insurance.

Borrower shall maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies and financial institutions engaged in the same or similar businesses operating in the same or similar locations. Lender shall be named as a loss payee or additional insured, as applicable, on each such policy. Each policy shall provide that it may not be canceled, reduced or terminated without at least thirty (30) days prior written notice to Lender.

10.3 Payment of Taxes.

Borrower shall pay all Taxes before the same become delinquent, provided, however, that Borrower shall have the right to pay such tax under protest or to otherwise contest any such tax or assessment, but only if (i) such contest has the effect of preventing the collection of such Taxes so contested and also of preventing the attachment of any Lien to any of Borrower’s property, (ii) Borrower has notified Lender of Borrower’s intent to contest such Taxes, and (iii) Borrower has deposited security in form and amount satisfactory to Lender, in its sole discretion, and has increased the amount of such security so deposited promptly after Lender’s request therefor. If Borrower fails to commence such contest or, having commenced to contest the same, and having deposited such security required by Lender for its full amount, shall thereafter fail to prosecute such contest in good faith or with due diligence, or, upon adverse conclusion of any such contest, shall fail to pay such Tax, Lender may, at its election (but shall not be required to), pay and discharge any such Tax, and any interest or penalty thereon, and any amounts so expended by Lender shall be deemed to constitute disbursements of the Loan proceeds hereunder (even if the total amount of disbursements would exceed the face amount of the Note). Borrower shall furnish to Lender evidence that Taxes are paid at least five (5) days prior to the last date for payment of such Taxes and before imposition of any penalty or accrual of interest.

10.4 Lender’s Attorneys’ Fees for Enforcement of Agreement.

In case of any Default or Event of Default hereunder, Borrower (in addition to Lender’s attorneys’ fees, if any, to be paid pursuant to Section 7.3) will pay Lender’s attorneys’ and paralegal fees (including, without limitation, any attorney and paralegal fees and costs incurred in connection with any litigation or bankruptcy or administrative hearing and any appeals therefrom and any post- judgment enforcement action including, without limitation, supplementary proceedings) in connection with the enforcement of this Agreement; without limiting the generality of the foregoing, if at any time or times hereafter Lender employs counsel (whether or not any suit has been or shall be filed and whether or not other legal proceedings have been or shall be instituted) for advice or other representation with respect to this Agreement, or any of the other Loan Documents, or to protect, collect, lease, sell, take possession of, or liquidate any of the Collateral, or to attempt to enforce any security interest or lien in any portion of the Collateral, or to enforce any rights of Lender or Borrower’s obligations hereunder, then in any of such events all of the attorneys’ fees arising from such services, and any expenses, costs and charges relating thereto (including fees and costs of paralegals), shall constitute an additional liability owing by Borrower to Lender, payable on demand.

10.5 Use of Proceeds.

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The proceeds of the Loan will be used only (a) to redeem certain outstanding securities of Borrower; and (b) for working capital and general corporate purposes. No part of the proceeds of the Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of regulations of any Bank Regulatory Authority, including Regulations T, U and X.

10.6 Lost Note.

Upon Lender’s furnishing to Borrower an affidavit to such effect, Borrower shall, if the Note is mutilated, destroyed, lost or stolen, deliver to Lender, in substitution therefor, a new note containing the same terms and conditions as the Note.

10.7 Indemnification.

BORROWER SHALL INDEMNIFY LENDER, INCLUDING EACH PARTY OWNING AN INTEREST IN THE LOAN AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES AND CONSULTANTS (EACH, AN “INDEMNIFIED PARTY”) AND DEFEND AND HOLD EACH INDEMNIFIED PARTY HARMLESS FROM AND AGAINST ALL CLAIMS (INCLUDING, WITHOUT LIMITATION, ANY CIVIL PENALTIES OR FINES ASSESSED BY OFAC), INJURY, DAMAGE, LOSS AND LIABILITY, COST AND EXPENSE (INCLUDING ATTORNEYS’ FEES, COSTS AND EXPENSES) OF ANY AND EVERY KIND TO ANY PERSONS OR PROPERTY BY REASON OF (I) ANY BREACH OF REPRESENTATION OR WARRANTY, DEFAULT OR EVENT OF DEFAULT UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR RELATED DOCUMENT; OR (II) ANY OTHER MATTER ARISING IN CONNECTION WITH THE LOAN, BORROWER OR ITS SUBSIDIARIES. BORROWER’S DUTY TO INDEMNIFY, HOLD HARMLESS, AND DEFEND THE INDEMNIFIED PARTIES AGAINST LOSSES EXTENDS TO LOSS THAT MAY BE CAUSED OR ALLEGED TO BE CAUSED IN PART BY THE NEGLIGENCE OF INDEMNITEES TO THE FULLEST EXTENT THAT SUCH INDEMNIFICATION IS PERMITTED BY APPLICABLE LAW. THE FOREGOING INDEMNIFICATION SHALL SURVIVE REPAYMENT OF THE LOAN AND SHALL CONTINUE TO BENEFIT LENDER FOLLOWING ANY ASSIGNMENT OF THE LOAN WITH RESPECT TO MATTERS ARISING OR ACCRUING PRIOR TO SUCH ASSIGNMENT.

10.8    Reserved.

ARTICLE XI NEGATIVE COVENANTS

Borrower covenants and agrees as follows with respect to Borrower only, and not with respect to the Bank or any other Affiliates of Borrower:

11.1    Indebtedness.

Borrower will not create, incur, assume or permit to exist any Indebtedness, except:

(a)    Indebtedness created hereunder; and
(b) Indebtedness existing on the date hereof and set forth in Schedule 11.1(b), but not any extensions, renewals or replacements of any such Indebtedness.

11.2    Liens.

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Borrower will not create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(a)    Permitted Liens;

(b) any Lien on any property or asset of Borrower existing on the date hereof and set forth in Schedule 11.2(b); provided that (i) such Lien shall not apply to any other property or asset of the Borrower and (ii) such Lien shall secure only those obligations which it secures on the date hereof; and

(c) Liens on fixed or capital assets acquired, constructed or improved by the Borrower; provided that (i) such security interests secure Indebtedness permitted by Section 11.1, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower.

11.3    Fundamental Changes; Disposition of Assets.

If doing so would reasonably be expected to result in Borrower or Bank breaching the financial covenants set forth in Sections 11.9 through 11.14 of this Agreement or would result in a Change of Control, the Borrower will not (a) merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all any part of its assets (other than sales of inventory in the ordinary course of business), or liquidate or dissolve, or (b) engage to any material extent in any business other than businesses of the type conducted by the Borrower on the Effective Date and businesses reasonably related thereto.

11.4    Investments, Loans, Advances, Guarantees and Acquisitions.

The Borrower will not purchase, hold or acquire any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:

(a)     Permitted Investments;

(b)    Investments made in the Bank; and

(c)    Guarantees constituting Indebtedness permitted by Section 11.1.

11.5    Swap Agreements.

The Borrower will not enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower has actual exposure, and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower.

11.6    Restricted Payments.

D-2211837_5    24

Without the prior written consent of Lender, the Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except Permitted Tax Distributions; provided that such Permitted Tax Distributions shall not exceed fifty percent (50%) of Borrower’s after-tax earnings. So long as a Change of Control would not result therefrom, nothing in this Section 11.6 shall restrict the Borrower’s ability to (a) issue or redeem its Equity Interests pursuant to an employee stock option plan, (b) redeem the TARP Warrant or Authorized Warrants, or (c) to allow a cashless exercise of the Authorized Warrants.

11.7    Transactions with Affiliates.

The Borrower will not sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower than could be obtained on an arm’s-length basis from unrelated third parties.

11.8    Restrictive Agreements.

The Borrower will not, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Borrower to create, incur or permit to exist any Lien upon any of its property or assets; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Law or by this Agreement, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 11.8 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (iv) the foregoing shall not apply to customary provisions in leases restricting the assignment thereof.

11.9 Leverage Ratio.

As of the last day of any fiscal quarter, the Bank shall have a Leverage Ratio of 7.0% or greater.

11.10 Total Risk-Based Capital Ratio.

As of the last day of any fiscal quarter, the Bank shall have a Total Risk-Based Capital Ratio of 11.0% or greater.

11.11 Non-Performing Assets to Net Capital Ratio.

As of the last day of any fiscal quarter, the Bank shall have a Non-Performing Assets to Net Capital Ratio of 40% or less.

11.12 Classified Assets to Tier 1 Capital Ratio.

As of the last day of any fiscal quarter, the Bank shall have a Classified Assets to Tier 1 Capital Ratio of no greater than 50%.

11.13    Fixed Charge Coverage Ratio.

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As of the last day of any fiscal quarter, Borrower shall not permit the Fixed Charge Coverage Ratio to be less than 1.5 to 1.0 for the four most recently ended fiscal quarters.

11.14    Minimum Liquidity.

The Borrower shall not, at any time, permit the sum of (a) cash of the Borrower not subject to any Lien, plus (b) cash of the Borrower on deposit with any Bank and which is not subject to any Lien (other than Liens in favor of such Bank securing amounts owed by the Borrower to such Bank with respect to returned items and standard account charges) to be less than an amount equal to Borrower’s Debt Service related to the Loan for the twelve (12) months preceding any such date of determination.

11.15    Limitation on Payments and Modification of Subordinated Indebtedness.

Without the prior written consent of Lender, the Borrower shall not amend, modify, waive or supplement (or permit the modification, amendment, waiver or supplement of) any of the terms or provisions of any Subordinated Indebtedness in any respect.

ARTICLE XII
RESERVED

ARTICLE XIII
ASSIGNMENTS BY LENDER AND BORROWER

13.1    Assignments and Participations.

Lender may from time to time sell the Loan and the Loan Documents (or any interest therein) and may grant participations in the Loan. Borrower agrees to cooperate with Lender’s efforts to do any of the foregoing (at no out-of-pocket cost to Borrower) and to execute all documents reasonably required by Lender in connection therewith which do not materially adversely affect Borrower’s rights under the Loan Documents.

13.2    Prohibition of Assignments by Borrower.

Borrower shall not assign or attempt to assign its rights under this Agreement and any purported assignment shall be void.

13.3    Successors and Assigns.

Subject to the foregoing restrictions on transfer and assignment contained in this Article XIII, this Agreement shall inure to the benefit of and shall be binding on the parties hereto and their respective successors and permitted assigns.

ARTICLE XIV
TIME OF THE ESSENCE

14.1    Time is of the Essence.

Borrower and Lender agree that time is of the essence under this Agreement.

ARTICLE XV
EVENTS OF DEFAULT

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15.1    Events of Default.

The occurrence of any one or more of the following shall constitute an “Event of Default” as said term is used herein:

(a)    Failure of Borrower (i) (A) to make any payment when due, or (B) to observe or perform any of the other covenants or conditions by Borrower to be performed under the terms of this Agreement or any other Loan Document concerning the payment of money, for a period of ten (10) days after written notice from Lender that the same is due and payable; or (ii) other than as covered by Sections 15.1(l) or 15.1(n), for a period of thirty (30) days after written notice from Lender, to observe or perform any non-monetary covenant or condition contained in this Agreement or any other Loan Documents; provided that if any such failure concerning a non-monetary covenant or condition covered by Sections 11.9, 11.10, 11.11, 11.12, 11.13 or 11.14, or is otherwise susceptible to cure and cannot reasonably be cured within said thirty (30) day period, then Borrower shall have an additional sixty (60) day period to cure such failure and no Event of Default shall be deemed to exist hereunder so long as Borrower commences such cure within the initial thirty (30) day period and diligently and in good faith pursues such cure to completion within such resulting ninety (90) day period from the date of Lender’s notice; and provided further that if a different notice or grace period is specified under any other subsection of this Section 15.1 with respect to a particular breach, or if another subsection of this Section 15.1 applies to a particular breach and does not expressly provide for a notice or grace period the specific provision shall control.

(b)    Any assignment in violation of Section 13.2.

(c)    If any warranty, representation, statement, report or certificate made now or hereafter by Borrower or its Subsidiaries is untrue or incorrect at the time made or delivered, provided that if such breach is reasonably susceptible of cure, then no Event of Default shall exist so long as Borrower cures said breach (i) within the notice and cure period provided in (a)(i) above for a breach that can be cured by the payment of money or (ii) within the notice and cure period provided in (a)(ii) above for any other breach.

(d)    Borrower or its Subsidiaries shall commence a voluntary case concerning Borrower or such Subsidiary under the Bankruptcy Code; or an involuntary proceeding is commenced against Borrower or its Subsidiaries under the Bankruptcy Code and relief is ordered against Borrower, or the petition is controverted but not dismissed or stayed within sixty (60) days after the commencement of the case, or a custodian (as defined in the Bankruptcy Code) is appointed for or takes charge of all or substantially all of the property of Borrower or its Subsidiaries; or the Borrower or any of its Subsidiaries commences any other proceedings under any reorganization, arrangement, readjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar Law of any jurisdiction whether now or hereafter in effect relating to the Borrower or its Subsidiaries; or there is commenced against Borrower or its Subsidiaries any such proceeding which remains undismissed or unstayed for a period of sixty (60) days; or the Borrower or its Subsidiaries fails to controvert in a timely manner any such case under the Bankruptcy Code or any such proceeding, or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or its Subsidiaries by any act or failure to act indicates its consent to, approval of, or acquiescence in any such case or proceeding or the appointment of any custodian or the like of or for it for any substantial part of its property or suffers any such appointment to continue undischarged or unstayed for a period of sixty (60) days.

(e)    Borrower or its Subsidiaries shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall consent to the appointment of a receiver or trustee or liquidator of all of its property or the major part thereof or if all or a substantial part of the assets of Borrower or its Subsidiaries are attached, seized, subjected to a writ or distress warrant, or are

D-2211837_5    27

levied upon, or come into the possession of any receiver, trustee, custodian or assignee for the benefit of creditors.

(f)    One or more final, non-appealable judgments are entered (i) against Borrower in amounts aggregating in excess of $1,000,000 or (ii) against any of Borrower’s Subsidiaries in amounts aggregating in excess of $1,000,000, and said judgments are not stayed or bonded over within sixty (60) days after entry.

(g)    If Borrower shall fail to pay any debt owed by it or is in default under any agreement with Lender or any other party (other than a failure or default for which
Borrower’s maximum liability does not exceed $500,000) and such failure or default continues after any applicable grace period specified in the instrument or agreement relating thereto.

(h)    If a Material Adverse Change occurs with respect to Borrower or any of its Subsidiaries.

(i)    The failure at any time of a security interest created under any Security Document to be a valid first lien upon the Collateral described therein.

(j)    Reserved.

(k)    A Change of Control shall occur without Lender’s prior written consent.

(l)    Failure of Borrower to comply with Section 10.1.

(m)    The occurrence of any other event or circumstance denominated as an Event of Default in this Agreement or under any of the other Loan Documents and the expiration of any applicable grace or cure periods, if any, specified for such Event of Default herein or therein, as the case may be.

(n)    Reserved.

(o)    If (i) any Bank Regulatory Authority or other Governmental Authority having regulatory authority over the Borrower or any Subsidiary of Borrower shall impose any restriction on the Borrower or such Subsidiary with respect to the payment of dividends from any such Subsidiary to the Borrower, (ii) the Bank shall cease for any reason to be an insured bank under the FDIA, (iii) the FDIC or any other Governmental Authority shall issue a cease and desist order to take other action of a disciplinary or remedial nature against the Borrower or any Subsidiary and such order or other action could reasonably be expected to have a Material Adverse Change or there shall occur with respect to any Subsidiary any event that is grounds for the required submission of a capital restoration plan under 12 U.S.C. § 1831o(e)(2) and the regulations thereunder, or (iv) the Borrower or any Subsidiary shall enter into a written supervisory or similar agreement with any Bank Regulatory Authority or other Governmental Authority for any reason, but only to the extent that such supervisory or similar agreement would have a Material Adverse Change with respect to such Subsidiary or the Borrower.

(p)    Without limiting the generality of Section 15.1(o), the appointment of a conservator or receiver for any Subsidiary of Borrower that is an “insured depository institution” as defined in the FDIA (12 U.S.C. § 1813(c)(2)), by any “appropriate Federal banking agency” as defined in the FDIA (12 U.S.C. § 1813(q)), by any state supervisory agency or by the FDIC or any successor thereto pursuant to the FDIA; or the organization of a bridge bank to purchase assets and assume liabilities of such Subsidiary pursuant to the FDIA; or the provision of any form of assistance to any such Subsidiary by the FDIC pursuant to the FDIA or other Governmental Authority.

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(q)    The Borrower shall cease to be a bank holding company.

(r)    The subordination provisions related to any Subordinated Indebtedness or any other agreement, document or instrument governing any Subordinated Indebtedness shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Loans, for any reason shall not have the priority contemplated by this Agreement or any such subordination provisions.

ARTICLE XVI
LENDER’S REMEDIES IN EVENT OF DEFAULT

16.1    Remedies Conferred Upon Lender.

Upon the occurrence of any Event of Default, Lender may pursue any one or more of the following remedies concurrently or successively, it being the intent hereof that none of such remedies shall be to the exclusion of any other:

(a)	Enforce any Liens or security interests under the Security Documents;

(b)	Declare the Note to be immediately due and payable; and

(c)    Exercise or pursue any other remedy or cause of action permitted under this Agreement or any other Loan Documents, or conferred upon Lender by operation of Law.

Notwithstanding the foregoing, upon the occurrence of any Event of Default under Section 15.1(d), (e), (o), (p) or (q) with respect to Borrower or the Bank, all amounts evidenced by the Note shall automatically become due and payable, without any presentment, demand, protest or notice of any kind to Borrower.

ARTICLE XVII
GENERAL PROVISIONS

17.1    Captions.

The captions and headings of various Articles, Sections and subsections of this Agreement and Schedules and Exhibits pertaining hereto are for convenience only and are not to be considered as defining or limiting in any way the scope or intent of the provisions hereof.

17.2    Modification; Waiver.

No modification, waiver, amendment or discharge of this Agreement or any other Loan Document shall be valid unless the same is in writing and signed by the party against which the enforcement of such modification, waiver, amendment or discharge is sought.

17.3    Authorized Representative.

Borrower hereby appoints Douglas Wright as its Authorized Representative for purposes of dealing with Lender on behalf of Borrower in respect of any and all matters in connection with this Agreement, the other Loan

D-2211837_5    29

Documents, and the Loan. The Authorized Representative shall have the power, in his discretion, to give and receive all notices, monies, approvals, and other documents and instruments, and to take any other action on behalf of Borrower. All actions by the Authorized Representative shall be final and binding on Borrower. Lender may rely on the authority given to the Authorized Representative until actual receipt by Lender of a duly authorized resolution substituting a different person as the Authorized Representative. No more than one person shall serve as Authorized Representative at any given time.

17.4 Governing Law.

Irrespective of the place of execution and/or delivery, this Agreement shall be governed by, and shall be construed in accordance with, the laws of the State of Texas.

17.5 Acquiescence Not to Constitute Waiver of Lender’s Requirements.

Each and every covenant and condition for the benefit of Lender contained in this Agreement may be waived by Lender, provided, however, that to the extent that Lender may have acquiesced in any noncompliance with any conditions precedent to the Opening of the Loan or to any subsequent disbursement of Loan proceeds, such acquiescence shall not be deemed to constitute a waiver by Lender of such requirements with respect to any future disbursements of Loan proceeds.

17.6 Disclaimer by Lender.

This Agreement is made for the sole benefit of Borrower and Lender, and no other person or persons shall have any benefits, rights or remedies under or by reason of this Agreement, or by reason of any actions taken by Lender pursuant to this Agreement. Lender shall not be liable for any debts or claims accruing in favor of any such parties against Borrower or others. Lender, by making the Loan or taking any action pursuant to any of the Loan Documents, shall not be deemed a partner or a joint venturer with Borrower or fiduciary of Borrower. No payment of funds directly to a contractor or subcontractor or provider of services shall be deemed to create any third-party beneficiary status or recognition of same by the Lender.

17.7 Partial Invalidity; Severability.

If any of the provisions of this Agreement, or the application thereof to any person, party or circumstances, shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such provision or provisions to persons, parties or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every provision of this Agreement shall be valid and enforceable to the fullest extent permitted by Law.

17.8 Definitions Include Amendments.

Definitions contained in this Agreement which identify documents, including, but not limited to, the Loan Documents, shall be deemed to include all amendments and supplements to such documents from the date hereof, and all future amendments, modifications, and supplements thereto entered into from time to time to satisfy the requirements of this Agreement or otherwise with the consent of Lender. Reference to this Agreement contained in any of the foregoing documents shall be deemed to include all amendments and supplements to this Agreement.

17.9 Execution in Counterparts.

D-2211837_5    30

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

17.10 Entire Agreement.

This Agreement, taken together with all of the other Loan Documents and all certificates and other documents delivered by Borrower to Lender, embody the entire agreement and supersede all prior agreements, written or oral, relating to the subject matter hereof.

17.11 Waiver of Damages.

In no event shall Lender be liable to Borrower for punitive, exemplary or consequential damages, including, without limitation, lost profits, whatever the nature of a breach by Lender of its obligations under this Agreement or any of the Loan Documents, and Borrower waives all claims for punitive, exemplary or consequential damages.

17.12 Claims Against Lender.

Lender shall not be in default under this Agreement, or under any other Loan Documents, unless a written notice specifically setting forth the claim of Borrower shall have been given to Lender within three (3) months after Borrower first had knowledge of the occurrence of the event which Borrower alleges gave rise to such claim and Lender does not remedy or cure the default, if any there be, promptly thereafter. Borrower waives any claim, set-off or defense against Lender arising by reason of any alleged default by Lender as to which Borrower does not give such notice timely as aforesaid. Borrower acknowledges that such waiver is or may be essential to Lender’s ability to enforce its remedies without delay and that such waiver therefore constitutes a substantial part of the bargain between Lender and Borrower with regard to the Loan.

17.13 Jurisdiction.

TO THE GREATEST EXTENT PERMITTED BY LAW, BORROWER HEREBY WAIVES ANY AND ALL RIGHTS TO REQUIRE MARSHALLING OF ASSETS BY LENDER. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THIS AGREEMENT (EACH, A “PROCEEDING”), BORROWER IRREVOCABLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS HAVING JURISDICTION IN THE CITY OF DALLAS, COUNTY OF DALLAS AND STATE OF TEXAS, AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDING, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. NOTHING IN THIS AGREEMENT SHALL PRECLUDE LENDER FROM BRINGING A PROCEEDING IN ANY OTHER JURISDICTION NOR WILL THE BRINGING OF A PROCEEDING IN ANY ONE OR MORE JURISDICTIONS PRECLUDE THE BRINGING OF A PROCEEDING IN ANY OTHER JURISDICTION. BORROWER FURTHER AGREES AND CONSENTS THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY PROCEEDING IN ANY TEXAS STATE OR UNITED STATES COURT SITTING IN THE CITY OF DALLAS AND COUNTY OF DALLAS MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO BORROWER AT THE ADDRESS INDICATED BELOW, AND SERVICE SO MADE SHALL BE COMPLETE UPON RECEIPT; EXCEPT THAT IF BORROWER SHALL REFUSE TO ACCEPT

D-2211837_5    31

DELIVERY, SERVICE SHALL BE DEEMED COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED.

17.14    Reserved.

17.15    Lender’s Consent.

Wherever in this Agreement there is a requirement for Lender’s consent and/or a document to be provided or an action taken “to the satisfaction of Lender”, it is understood by such phrase that, except as expressly modified herein, Lender shall exercise its consent, right or judgment in its sole discretion.

17.16    Notices.

Any notice, demand, request or other communication which any party hereto may be required or may desire to give hereunder shall be in writing and shall be deemed to have been properly given (a) if hand delivered, when delivered; (b) if mailed by United States Certified Mail (postage prepaid, return receipt requested), three (3) Business Days after mailing; (c) if by Federal Express or other reliable overnight courier service, on the next Business Day after delivered to such courier service; or (d) if by telecopier on the day of transmission so long as copy is sent on the same day by overnight courier as set forth below:

If to Borrower:

Intermountain Community Bancorp
Intermountain Community Bancorp
414 Church Street
Sandpoint, Idaho 83864
Attention: Douglas Wright
Telephone: 208-263-0505
Facsimile: 208-265-5295

With a copy to:

Graham & Dunn, PC
Pier 70
2801 Alaskan Way, Suite 300
Seattle, Washington 98121
Attention: Kumi Yamamoto Baruffi
Telephone: 206-624-8300
Facsimile: 206-340-9599

If to Lender:

NexBank SSB
2515 McKinney Avenue, Suite 1100
Dallas, Texas 75201
Attention: Matt Siekielski
Telephone: 972-934-4724

D-2211837_5    32

With a copy to: NexBank SSB
2515 McKinney Avenue, Suite 1100
Dallas, Texas 75201
Attention: Joshua Bock
Telephone: 972-934-4700
Facsimile: 972-934-4785

With a copy to:
Haynes and Boone, LLP
2323 Victory Avenue, Suite 700
Dallas, Texas 75219
Attention: Darrel Rice
Telephone: 214-651-5969
Facsimile: 214-200-0664

or at such other address as the party to be served with notice may have furnished in writing to the party seeking or desiring to serve notice as a place for the service of notice.

17.17    Waiver of Jury Trial.

BORROWER AND LENDER EACH WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR RELATING THERETO OR ARISING FROM THE LENDING RELATIONSHIP WHICH IS THE SUBJECT OF THIS AGREEMENT AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

17.18    No Oral Agreements.

THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[Signature page follows.]

D-2211837_5    33

EXECUTED as of the date first set forth above.

BORROWER:

INTERMOUNTAIN COMMUNITY BANCORP

By:     /s/ Curt Hecker
Name: __Curt Hecker__________________
Title: ___CEO____ _____________

LENDER:

NEXBANK SSB

By:     /s/ Matt Siekielski
Name: Matt Siekielski
Title: Chief Operating Officer

[Signature Page to Loan Agreement]

EXHIBIT A

Certificate of Compliance

NexBank SSB
2515 McKinney Avenue, Suite 1100
Dallas, Texas 75201

Attn: [●]

Re: Loan Agreement dated as of November 19, 2013 (as amended, modified, supplemented, restated, or renewed, from time to time, the “Agreement”), between Intermountain Community Bancorp (“Borrower”) and NEXBANK SSB (“Lender”).

Reference is made to the Agreement. Capitalized terms used in this Certificate (including schedules and other attachments hereto, this “Certificate”) without definition have the meanings specified in the Agreement.

Pursuant to applicable provisions of the Agreement, the undersigned, being the Authorized Representative designated in the Agreement, hereby certifies to the Lender that the information furnished herein and pursuant to the Agreement, including, without limitation, each of the calculations listed below are true, correct and complete in all material respects as of the dates set forth therein (such statements the “Financial Statements” and the periods covered thereby the “reporting period”) and for such reporting periods.

The undersigned hereby further certifies to the Lender that:

1.    Borrower’s Compliance with Financial Covenants. As shown below, the Borrower is in full compliance with the Financial Covenants contained in the Agreement. All covenants are expressed as a percentage.

[Note to preparer. The following Financial Covenants are provided as illustration. The actual
Financial Covenants must be obtained from the Agreement]

A.    Covenant: Fixed Charge Coverage Ratio of less than 1.5 to 1.0 tested quarterly

Calculation:

Fixed Charge Coverage Ratio = EBIT / Fixed Charges

Fixed Charge Coverage Ratio of      for period ending     .

[Borrower to include specific calculation based upon formula outlined in Agreement]

D-2211837_5    A-35

Compliance? (Yes or No)

B.    Covenant: The Borrower shall not, at any time, permit the sum of (a) cash of the Borrower not subject to any Lien, plus (b) cash of the Borrower on deposit with any Bank and which is not subject to any Lien (other than Liens in favor of such Bank securing amounts owed by the Borrower to such Bank with respect to returned items and standard account charges) to be less than an amount equal to Borrower’s Debt Service related to the Loan for the twelve (12) months preceding any such date of determination

Minimum Liquidity of      for period ending     .

[Borrower to include specific calculation based upon formula outlined in Agreement]

Compliance? (Yes or No)

C.    Covenant: Borrower will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except Permitted Tax Distributions; provided that such Permitted Tax Distributions shall not exceed fifty percent (50%) of Borrower’s after-tax earnings; provided further that this covenant does not apply to the exclusions set forth in the Agreement.

Compliance? (Yes or No)

2.    Bank’s Compliance with Financial Covenants. As shown below, the Bank is in full compliance with the Financial Covenants contained in the Agreement. All covenants are expressed as a percentage.

[Note to preparer. The following Financial Covenants are provided as illustration. The actual
Financial Covenants must be obtained from the Agreement]

A.    Covenant: Classified Assets to Tier 1 Capital Ratio of no greater than 50% tested quarterly

Calculation:

Classified Assets to Tier 1 Capital Ratio = Classified Assets / (Tier 1 Capital + Allowance for Loan and Lease Losses)

Classified Assets to Tier 1 Capital Ratio of      for period ending     .

[Borrower to include specific calculation based upon formula outlined in Agreement]

Compliance? (Yes or No)

B.    Covenant: Non-Performing Assets to Net Capital Ratio of less than 40% tested quarterly

Calculation:

Non-Performing Assets to Net Capital Ratio = (Total Non-Accrual Loans + Other Real Estate Owned of such Person) / ((Total Capital + unrealized losses (gains) on securities + Allowance for Loan and Lease Losses) - (Intangible Assets))

D-2211837_5    B-1

Non-Performing Assets to Net Capital Ratio of      for period ending ___    .

[Borrower to include specific calculation based upon formula outlined in Agreement]

Compliance? (Yes or No)

C.    Covenant: Leverage Ratio of not less than 7.0% tested quarterly

Calculation:

Leverage Ratio = Tier 1 Capital / Average Total Assets

Leverage Ratio of      for period ending     .

[Borrower to include specific calculation based upon formula outlined in Agreement]

Compliance? (Yes or No)

D.    Covenant: Total Risk-Based Capital Ratio of 11.0% or greater tested quarterly

Calculation:

Total Risk-Based Capital Ratio = (Tier 1 Capital + Tier 2 Capital) / Total Risk-Weighted Assets

Total Risk-Based Capital Ratio of      for period ending     .

[Borrower to include specific calculation based upon formula outlined in Agreement]

Compliance? (Yes or No)

3. Review of Condition. The undersigned has reviewed the terms of the Loan Documents, including, but not limited to, the representations and warranties of the Borrower set forth in the Loan Documents and the covenants of the Borrower set forth in the Loan Documents, and has made, or caused to be made under his or her supervision, a review in reasonable detail of the transactions and condition of the Borrower through the reporting periods.

4. Representations and Warranties. The representations and warranties of the Borrower contained in the Loan Documents, including those contained in the Agreement, are true and accurate in all material respects as of the date hereof and were true and accurate in all material respects at all times during the reporting period except as expressly noted on Schedule A hereto.

5. Covenants. During the reporting period, the Borrower observed and performed all of the respective covenants and other agreements under the Loan Documents, and satisfied each of the conditions contained therein to be observed, performed or satisfied by the Borrower, except as expressly noted on Schedule A hereto.

D-2211837_5    B-2

6. No Event of Default. No Event of Default exists as of the date hereof or existed at any time during the reporting period, except as expressly noted on Schedule A hereto.

IN WITNESS WHEREOF, this Certificate is executed by the undersigned this day of .

[●]

By:
Authorized Representative

D-2211837_5    B-3

SCHEDULE 11.1(b)

Indebtedness

1.	Intermountain Statutory Trust I
Indenture, dated January 28, 2003, between the Borrower as issuer and U.S. Bank National Association as debenture trustee

Amended and Restated Declaration of Trust, dated January 28, 2003, among U.S. Bank National Association as institutional trustee, the Borrower as sponsor and Curt Hecker and Doug Wright as administrators

Guarantee Agreement, dated January 28, 2003, between the Borrower as guarantor and U.S. Bank National Association as guarantee trustee

2.	Intermountain Statutory Trust II
Indenture, dated March 25, 2004, between the Borrower as issuer and Wilmington Trust Company as trustee

Amended and Restated Declaration of Trust of Intermountain Statutory Trust II, dated March 25, 2004

Guarantee Agreement, dated March 25, 2004, between the Borrower as guarantor and Wilmington Trust Company as guarantee trustee

3.	Letter Agreement including the Securities Purchase Agreement — Standard Terms, between the Borrower and the United States Department of the Treasury dated December 19, 2008

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SCHEDULE 11.2(b)

Liens

None.

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SCHEDULE 11.8

Restrictive Agreements

1.	Letter Agreement including the Securities Purchase Agreement — Standard Terms, between the Borrower and the United States Department of the Treasury dated December 19, 2008

2.	Intermountain Statutory Trust I
Indenture, dated January 28, 2003, between the Borrower as issuer and U.S. Bank National Association as debenture trustee

Amended and Restated Declaration of Trust, dated January 28, 2003, among U.S. Bank National Association as institutional trustee, the Borrower as sponsor and Curt Hecker and Doug Wright as administrators

Guarantee Agreement, dated January 28, 2003, between the Borrower as guarantor and U.S. Bank National Association as guarantee trustee

3.	Intermountain Statutory Trust II
Indenture, dated March 25, 2004, between the Borrower as issuer and Wilmington Trust Company as trustee

Amended and Restated Declaration of Trust of Intermountain Statutory Trust II, dated March 25, 2004

Guarantee Agreement, dated March 25, 2004, between the Borrower as guarantor and Wilmington Trust Company as guarantee trustee

4.	Amended and Restated Securities Purchase Agreement, dated January 20, 2012, between the Borrower and each of the following investors:

a.    Castle Creek Capital Partners IV, LP
b.    Stadium Capital Partners, L.P.
c.    Stadium Capital Qualified Partners, L.P.
d.    Covenant Global Alpha Fund, L.P.
e.    Covenant Global Alpha Fund, LTD
f.    Covenant Total Return Fund, L.P.
g.    Covenant Total Return Fund, LTD.
h.    Covenant Income Appreciation Fund, LP
i.    Ulysses Partners, LP
j.    Ulysses Offshore Fund, LTD.
k.    John Hancock Bank & Thrift Opportunities Fund
l.    Leroy A. Bruton Revocable Trust
m.    FJ Capital Long/Short Equity Fund LLC
n.    Ramat Securities, LTD.
o.    JRF, LLC
p.    Michael J. Romine, a married man dealing in his sole and separate property
q.    Elsaesser Jarzabek Anderson Marks & Elliott DTD 12/1/83 F Elsaessar & J Jarzabek TTES

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r.    James Diehl
s.    Ronald L. Jones
t.    James and Afton Patrick
u.    John B. and Shirley A. Parker
v.    Marc A. and Maggie Y. Lyons

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